FOR IMMEDIATE RELEASE

LRAD CORPORATION TO REPORT RECORD FIRST HALF

FISCAL YEAR REVENUES AND

OVER $3.5 MILLION IN FISCAL Q2 2010 REVENUES

Company On Pace for Third Consecutive Fiscal Year of

Record Revenues and First Profitable Fiscal Year

SAN DIEGO, CA, April 6, 2010 - LRAD Corporation (NASDAQ: LRAD), the global leader in acoustic hailing devices (AHDs), announced today that it expects to report over $3.5 million in fiscal Q2 2010 revenues and record first half fiscal year revenues of approximately $9.0 million for the period ended March 31, 2010. Due to expanding annual LRAD® systems and services sales, the Company is on pace to report on a fiscal basis its fourth consecutive year of record LRAD revenues, its third consecutive year of record Company revenues, and its first profitable year for the period ending September 30, 2010.

"While our quarters remain uneven due to long selling cycles and the infancy of the AHD market we helped create, we are executing to plan by controlling costs, internally funding

R & D, improving and enhancing our LRAD systems, and increasing revenues on a year-over-year basis," commented Tom Brown, president and CEO of LRAD Corporation.

"With our recent corporate name change made to emphasize and highlight LRAD as the global standard in AHDs, we are working to create greater awareness of our LRAD systems and LRAD Corporation," Brown added. "Based on the increasing pipeline of LRAD business opportunities for military, commercial security, law enforcement, and wildlife preservation and control applications, we anticipate a strong second half this fiscal year."

About LRAD Corporation

LRAD Corporation's Long Range Acoustic Device® (LRAD®) directional sound systems are being used around the world in diverse applications including, fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, and wildlife preservation and control. For more information about LRAD Corporation and its long-range directional sound systems, please visit the company's web site at www.lradx.com.

Forward-looking Statements: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2009. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Robert Putnam

Investor Relations

(858) 676-0519

robert@lradx.com